Large Growth Fund:

Add Note 6, renumber subsequent notes:

6).  FUND MERGER

On March 20, 2009 the shareholders of the Tamarack Large Cap Growth Fund approved the agreement and plan of reorganization providing for the transfer of assets of the Tamarack Large Cap Growth Fund to the Hennessy Cornerstone Large Growth Fund and the assumption of the liabilities of the Tamarack Large Cap Growth Fund by the Hennessy Cornerstone Large Growth Fund.  The following table illustrates the specifics of the merger:

Acquired Fund Net Assets	Shares issued to Shareholders of Acquired Fund	Acquiring Fund Net Assets	Combined Net Assets	Tax Status of Transfer
$49,555,615(1)	7,722,854	—	$49,555,615	Non-taxable

(1)	Includes capital loss carryovers and unrealized depreciation in the amount of $13,369,709 and ($16,139,531) respectively.

Select Value Fund:

Add Note 6, renumber subsequent notes:

6).  FUND MERGER

On March 20, 2009 the shareholders of the Tamarack Value Fund approved the agreement and plan of reorganization providing for the transfer of assets of the Tamarack Value Fund to the Hennessy Select Value Fund and the assumption of the liabilities of the Tamarack Value Fund by the Hennessy Select Value Fund.  The following table illustrates the specifics of the merger:

Acquired Fund Net Assets	Shares issued to Shareholders of Acquired Fund	Acquiring Fund Net Assets	Combined Net Assets	Tax Status of Transfer
$106,344,111(1)	7,462,745	—	$106,344,111	Non-taxable

(1)	Includes capital loss carryovers and unrealized depreciation in the amount of $22,268,596 and ($20,869,681) respectively.